EXHIBIT B

PLAN OF MERGER

THIS PLAN OF MERGER is adopted, made and entered into as of March 3, 2010 (this “Plan”) by YI Acquisition Corp., a Nevada corporation (“YI Acquisition”).

WHEREAS, YI Acquisition has authority to issue 75,000,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding to The Yuri Itkis Gaming Trust of 1993 (the “Itkis Trust”) immediately prior to the Effective Time (as defined below);

WHEREAS, YI Acquisition owns at least 90 percent of the outstanding capital stock of FortuNet, Inc., a Nevada corporation (“FortuNet” and together with YI Acquisition being referred to herein as the “Constituent Corporations”);

WHEREAS, FortuNet has authority to issue 150,000,000 shares of common stock, par value $0.001 per share, of which 11,054,011 shares of common stock are issued and outstanding immediately prior to the Effective Time, and 50,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding;

WHEREAS, Chapter 92A of the Nevada Revised Statutes permits a corporation organized under the laws of the State of Nevada to merge with and into another domestic corporation, and in accordance with NRS 92A.180 where one of the corporations is a parent domestic corporation with a 90 percent or more interest in a subsidiary domestic corporation, such parent domestic corporation may merge with and into such subsidiary domestic corporation without the approval of owners of the owner’s interests of the subsidiary domestic corporation;

WHEREAS, the board of directors of YI Acquisition, on behalf of YI Acquisition and as a 90 percent stockholder of FortuNet, deem it advisable and in the best interests of each of the Constituent Corporations and their respective stockholder(s) that the Constituent Corporations merge (the “Merger”) into a single corporation, FortuNet, on the terms and subject to the conditions contained herein and, in accordance with Chapter 92A of the Nevada Revised Statutes, has approved and adopted this Plan and the Merger and has authorized the execution and delivery of this Plan;

WHEREAS, the Itkis Trust, as the sole stockholder of YI Acquisition, has approved this Agreement and the Merger; and

NOW, THEREFORE, in accordance with Chapter 92A of the Nevada Revised Statutes and in order to set forth the terms and conditions relating to the Merger and the mode of carrying the Merger into effect, YI Acquisition, as the merging parent domestic corporation, hereby provides as follows:

1.             Merger; Effective Time.  At the Effective Time, YI Acquisition shall be merged with and into FortuNet, and FortuNet shall be the surviving corporation (being sometimes referred to herein as the “Surviving Corporation”).  The Merger shall become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada (the “Effective Time”).  The separate existence of YI Acquisition shall cease on the Effective Time in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes.

2.             Name of Surviving Corporation, Articles of Incorporation, Bylaws, Directors and Officers.

2.1.          Name of Surviving Corporation.  The name of the Surviving Corporation is FortuNet, Inc.

2.2.          Articles of Incorporation.  At the Effective Time, the articles of incorporation of FortuNet as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended, modified or changed as therein provided and in the manner prescribed by law.

2.3.          Bylaws.  At the Effective Time, the bylaws of FortuNet, as in effect immediately prior to the Merger shall be the bylaws of the Surviving Corporation until thereafter amended, modified or changed as therein provided and in the manner prescribed by law.

2.4.          Directors.  The directors of YI Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each of whom shall be a director of the Surviving Corporation until his respective successor is duly elected or appointed.

2.5           Officers.  The officers of YI Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each of whom shall hold office in the Surviving Corporation until his respective successor is duly elected or appointed.

2.6.          Vacancies.  If, on or after the Effective Time, a vacancy exists in the board of directors or in any of the officers of the Surviving Corporation by reason of death or inability or refusal to act, or for any other reason, such vacancy may be filled in the manner provided in the bylaws of the Surviving Corporation.

3.             Status of Securities of Constituent Corporations.

3.1.          Surviving Corporation.

(a)           At the Effective Time, each share of common stock, par value $0.001 per share, of FortuNet (a “Share”) which is issued and outstanding immediately prior to the Effective Time (other than any Shares held in treasury of FortuNet and any Shares owned by YI Acquisition) (the “Minority Shares”) shall be canceled and converted into the right to receive $2.25 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), payable upon surrender of the certificate formerly evidencing such Share, subject to the rights of holders of the Minority Shares (the “Minority Stockholders”) to seek appraisal of the “fair value” thereof by following the procedures required by NRS 92A.300 to 92A.500.  No interest will be paid on any cash held pending surrender of certificates representing the Minority Shares, unless otherwise required by NRS 92A,300 to 92A.500.  Minority Stockholders who shall have properly demanded in writing appraisal for such Shares in accordance with NRS 92A.300 to 92A.500 (collectively, the “Dissenting Shares”) shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such NRS 92A.300 to 92A.500, except that any Dissenting Shares held by Minority Stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Minority Shares under such NRS 92A.300 to 92A.500 shall be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates formerly evidencing such Shares.

(b)           At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time and which is held in treasury of FortuNet shall be deemed canceled.

(c)           At the Effective Time, each outstanding stock option or other similar right granted by FortuNet to acquire shares will be canceled and the holder of that option or other similar right will be entitled to receive a cash payment equal to the excess, if any, of $2.25 over the per share exercise price of the option or other similar right.  No payment will be made with respect to stock options that have per share exercise prices equal to or greater than $2.25.

3.2.          YI Acquisition.  At the Effective Time, each share of common stock, par value $0.001 per share, of YI Acquisition. which is issued and outstanding immediately prior to the Effective Date, shall, by virtue of the Merger, and without any action on the part of the holder thereof, be automatically canceled and converted into the right to receive 100% of the common stock, par value $0.001 per share, of the Surviving Corporation.

4.             Miscellaneous.

4.1.          Amendment and Termination of Merger.  At any time prior to the Effective Time, this Plan may be amended or terminated by the board of directors of YI Acquisition notwithstanding approval of this Plan by the stockholder of YI Acquisition.

4.2.          Effect of Merger.  From and after the Effective Time:

(a)           the Surviving Corporation shall succeed to all the rights and obligations of YI Acquisition and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of YI Acquisition;

(b)           all of the rights, privileges, powers and franchises of YI Acquisition, and all property, real, personal and mixed, and all debts due to YI Acquisition, on whatever account, shall be vested in the Surviving Corporation;

(c)           all property, rights, privileges, powers and franchises and all and every other interest of YI Acquisition shall be thereafter as effectually the property of the Surviving Corporation as they were of YI Acquisition, and the title to any real estate vested by deed or otherwise in YI Acquisition shall not revert or be in any way impaired; and

(d)           all rights of creditors and all liens upon any property of YI Acquisition shall be preserved unimpaired, and all debts, liabilities and duties of YI Acquisition, including those of any employee benefit plan, shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties has been incurred or contracted by it.

At any time, and from time to time, after the Effective Time, the last acting officer of YI Acquisition, or the corresponding officers of the Surviving Corporation, may in the name of YI Acquisition, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the respective property, rights, privileges, powers, franchises, immunities and interests of YI Acquisition and otherwise to carry out the purposes of this Plan and the Merger.

4.3.          Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

[Signature Page Follows]

IN WITNESS WHEREOF, in accordance with NRS 92A.180, this Plan has been adopted and executed by YI Acquisition, as the merging parent domestic corporation, by a duly appointed officer as of the date first above written.

YI ACQUISITION CORP.

By:	/s/ Yuri Itkis
	Name:	Yuri Itkis
	Its:	President